Exhibit (d)(4)

OVERLOAN PROTECTION RIDER (OLP)

Any undefined terms used in this rider have the meaning set forth in the policy to which this rider is attached. This policy is referred to as the Base Policy in the rest of this rider.

1.	Rider Benefit This rider provides lapse protection for an eligible Base Policy. Once the rider is activated, such eligible policies will not enter the Late Period even if the Cash Surrender Value is insufficient to cover the Monthly Deduction Charges or if any outstanding loans plus accrued loan interest exceed Cash Value.

2.	Conditions To Activate This Rider In order to activate this rider, you must send a written request to us at our Service Office for variable products or any other location that we indicate to you in writing. The following conditions must be met upon receipt of your written request:

(a)	The Base Policy is in effect for at least 15 years;

(b)	The Insured must be age 75 or more;

(c)	The Life Insurance Benefit Option elected under the Base Policy is Option 1, as shown on the “Policy Information” Policy Data page;

(d)	The Guideline Premium Test (GPT), as described in the Premiums Section of the Base Policy and shown on Policy Data page 2.2 must be in effect;

(e)	Any outstanding loan plus accrued loan interest exceeds the Face Amount of the Base Policy in effect at time of activation;

(f)	Any outstanding loan plus accrued loan interest must be less than 99% of the Cash Value less any surrender charges and the applicable one-time rider charge. (See Section 3 below);

(g)	Activation of this rider cannot cause the Base Policy to violate the Guideline Premium Test (GPT) at any duration;

(h)	Cumulative partial surrenders taken must be no less than the total premiums paid on the Base Policy; and

(i)	The Base Policy is not a Modified Endowment Contract as defined in Section 7702A of the Internal Revenue Code, as amended, and, if activated, this rider would not cause the Base Policy to become a Modified Endowment Contract.

3.	Rider Charge A one-time rider charge applies on the date this rider is activated. This charge is equal to a percentage of the Cash Value. Additional details concerning this charge are shown in a separate table on this rider’s data page. There is no charge if the rider is never activated.

4.	Activation Of the Overloan Protection Benefit (OLPB) Once the Base Policy meets the conditions to activate this rider, as shown in Section 2, we will mail a notice to you at your last known address to notify you that the rider can be activated. We will also mail a copy of the notice to the last known address of any assignee on our records. If you do not choose to activate the rider at that time, you still have the right to activate the rider at a later date, as long as the Base Policy stays in force and the conditions in Section 2 are still met.

The rider will be activated on the Monthly Deduction Day following receipt of your written request provided the conditions in Section 2 are met. Once activated, the following changes will take effect:

(a)	We will deduct the one-time rider charge;

(b)	The Face Amount of the Base Policy will be changed to 101% of the Cash Value;

(c)	The Life Insurance Benefit payable will be the larger of A or (B multiplied by C) where:

A = the Face Amount,

B = the greater of either the: (i) Cash Value or (ii) outstanding loan plus accrued loan interest,

C = the minimum percentage necessary for the Base Policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

(d)	Any Cash Value that is not invested in the Fixed Account will be transferred to such account.

(e)	Any other riders, except the OLP, attached to the Base Policy will end.

(f)	No further Base Policy changes, premium payments, transfers, partial surrenders, or full surrenders will be allowed.

(g)	No additional loans (except for those allowed under (h) below) or loan repayments will be permitted.

(h)	Loan interest will continue to accrue. Loan interest not paid when due will become part of any outstanding loan and will also bear interest.

(i)	No further Monthly Deductions will be taken.

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OVERLOAN PROTECTION RIDER (OLP) (Continued)

5.	Reinstatement If the Base Policy lapses while the rider is inactive, and the Base Policy is later reinstated according to its terms, this rider is also reinstated.

6.	Cash Or Loan Value This rider does not have cash or loan value.

7.	Conformity With Law This rider is subject to all laws that apply. We reserve the right to make changes to this rider to ensure that this rider qualifies as life insurance under federal tax law.

8.	When Rider Ends This rider will end if the Base Policy ends, is surrendered or you cancel it by sending us a signed notice. If you cancel it, this rider will end on the Monthly Deduction Day on or next following the date we receive your request.

Unless the rider ends, the Rider Benefit will be in effect until such time as the Base Policy ends under the terms of the contract.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

Secretary]	President]

313-940

POLICY NUMBER— #1[00 000 000]	INSURED— #2[JOHN DOE]

TABLE OF OVERLOAN PROTECTION (OLP) RIDER CHARGES

INSURED’S AGE WHEN OLP IS EXERCISED	CHARGE*
#3 [75	#4[05.00%
76	05.00%
77	05.00%
78	05.00%
79	05.00%
80	05.00%
81	05.00%
82	05.00%
83	05.00%
84	05.00%
85	04.50%
86	04.50%
87	04.00%
88	04.00%
89	03.50%
90	03.50%
91	03.00%
92	03.00%
93	02.50%
94	02.50%
95	02.00%
96	02.00%
97	02.00%
98	02.00%
99]	02.00%]

*	CHARGE SHOWN IS PERCENT OF POLICY’S CASH VALUE

RIDER DATA PAGE

PAGE 3-OLP

313-940